As filed with the Securities and Exchange Commission on March 2, 2018

Registration No. 333-115680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-115680

UNDER

THE SECURITIES ACT OF 1933

INVESTORS HERITAGE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	61-6030333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust

(Full title of the plan)

Robert M. Hardy, Jr.

Executive Vice President and General Counsel

200 Capital Avenue

Frankfort, Kentucky 40601

(Name and address of agent for service)

(502) 223-2361

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
		Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to Registration Statement No. 333-115680 of Investors Heritage Capital Corporation, a Kentucky corporation [f/k/a Kentucky Investors, Inc.] (the "Company"), on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on May 20, 2004, registering 405,000 shares of the Company's common stock, par value $1.00 per share ("Company Common Stock"), issuable under the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust.

On March 2, 2018, pursuant to an Agreement and Plan of Merger, dated as of October 27, 2017 (the "Merger Agreement"), by and among the Company, Aquarian Investors Heritage Holdings LLC, a Delaware limited liability company (“Parent”), and Aquarian Investors Heritage Acquisition Co., a Kentucky corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent (the "Merger").  At the effective time of the closing of the Merger (the "Effective Time"), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time ( (other than certain excluded shares and the Contributed Shares, as defined in the Merger Agreement) was cancelled and converted automatically into the right to receive $44.75 in cash, without interest. The Company has ceased to be a publicly traded company, and in connection with the Merger, the Company has terminated its offering of securities pursuant to the Registration Statement.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. Pursuant to the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933 to remove from registration all of the shares of Company Common Stock which were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Commonwealth of Kentucky, on March 2, 2018.

INVESTORS HERITAGE CAPITAL CORPORATION

By:	/s/ Harry Lee Waterfield II
Name:	Harry Lee Waterfield II
Title:	Chairman and CEO